Exhibit 99.1

Discovery Labs Announces New Appointments to Management Team

Warrington, PA – March 25, 2014 – Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to advancing a new standard in respiratory critical care, today announced new appointments to the Company’s management team. William C. Roberts has joined the Company as Vice President, Investor Relations and Corporate Communications. In addition, John A. Tattory has been appointed Senior Vice President and Chief Financial Officer. Both Mr. Roberts and Mr. Tattory will report to John G. Cooper, President and Chief Executive Officer.

“Will has a track record of success in broad corporate, pipeline and product communications and investor relations, and brings significant experience in pediatric respiratory disease – all valuable to coalesce our communications strategies so our customers and stakeholders fully understand the value and vision of  SURFAXIN® (lucinactant) and AEROSURF®,” commented John G. Cooper, Chief Executive Officer at Discovery Labs. “John has played a key role in the Company’s financial management and has the strategic insights, business knowledge, and proven leadership ability that make him well suited to assume the role of Chief Financial Officer.”

Prior to joining the Company, Mr. Roberts spent ten years with ViroPharma Incorporated (recently acquired by Shire), most recently serving as Vice President, Corporate Communications, with responsibility for investor and media relations, patient and physician advocacy, disease awareness, and commercial support.  His record includes developing award-winning communications programs such as ViroPharma’s investor relations program which won IR Magazine’s 2013 ‘IR Professional of the Year – Small Cap’ (co-winner: R. Doody) and ‘Grand Prix, Best Overall Investor Relations Program – Small Cap’ awards.  Previously, Mr. Roberts spent 12 years with MedImmune Inc. (acquired by AstraZeneca in 2007) in various scientific and investor relations roles of increasing responsibility. While at MedImmune, he focused primarily on pipeline and pediatric respiratory franchise communications, including the development and launch of Synagis® (palivizumab), a product approved to help protect premature and high risk infants from a severe respiratory disease.

Mr. Tattory joined Discovery Labs in 2008 and has served since then as Vice President, Finance. Mr. Tattory is a Certified Public Accountant with more than 20 years of finance and accounting experience, including eight years with Ernst & Young LLP and eight years with Bristol-Myers Squibb (BMS), where he had responsibility for the financial management of various domestic and international BMS pharmaceutical business operations.  At Discovery Labs, he is responsible for the management of the Company's financial operations and has played a key role in the Company’s financing activities.

ABOUT DISCOVERY LABS
Discovery Laboratories, Inc. is a specialty biotechnology company focused on advancing a new standard in respiratory critical care.  Discovery Labs’ technology platform includes its novel proprietary KL4 surfactant, a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant, and its proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant and other inhaled therapies.  Discovery Labs’ strategy is initially focused on neonatology and improving the management of respiratory distress syndrome (RDS) in premature infants. Discovery Labs believes that its RDS product portfolio has the potential to become the new standard of care for RDS and, over time, enable the treatment of a significantly greater number of premature infants who could benefit from surfactant therapy but are currently not treated.

For more information, please visit the Company’s website at www.Discoverylabs.com.

Contact Information:
Will Roberts, Vice President, Corporate Communication and Investor Relations: 215.488.9489 or wroberts@discoverylabs.com